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Exhibit 3.17

CERTIFICATE OF FORMATION
OF
HUNTSMAN ETHYLENEAMINES LLC

        The undersigned individual, acting pursuant to the Texas Business Organizations Code (the "BOC"), hereby adopts the following Certificate of Formation in connection with the conversion (the "Conversion") of Huntsman Ethyleneamines Ltd., a Texas limited partnership (the "Subject Entity"), to a Texas limited liability company (the "Company"):

ARTICLE I

NAME AND TYPE

        The name of the Company is Huntsman Ethyleneamines LLC. The Company is being formed as a limited liability company.

ARTICLE II

REGISTERED AGENT AND REGISTERED OFFICE

        The street address of the Company's initial registered office in the State of Texas is 350 North St. Paul Street, Dallas, Texas 75201, and the name of the Company's initial registered agent at such address is CT Corporation System.

ARTICLE III

BOARD OF MANAGERS

        The Company is to be managed by a Board of Managers. The number of Managers which shall constitute the Board of Managers may vary from two (2) to twelve (12) as prescribed by the Company's limited liability company agreement or by the Board of Managers. The number of Managers constituting the initial Board of Managers of the company shall be two (2), and the names and street addresses of the individuals who are to serve as the initial Managers until their resignation, removal, or death are as follows:

Name	Street Address
1. Duncan Emerson	10003 Woodloch Forest Dr.
The Woodlands, TX 77380
2. Stephen E. Milkowski	10003 Woodloch Forest Dr.
The Woodlands, TX 77380

ARTICLE IV

PURPOSE

        The purpose for which the Company is organized is to engage in any lawful act or activity for which limited liability companies may be organized under the BOC, as amended, supplemented or replaced from time to time.

ARTICLE V

CAPITALIZATION

        The capital structure of the Company shall consist of one class of interests (collectively, the "Common Units"). Each Common Unit shall have one vote and shall otherwise be identical with each other Common Unit in every respect. Upon the effectiveness of the Conversion, all outstanding partnership interests of the Subject Entity shall be converted automatically to membership interests in the Company, on the basis of one percentage point ownership in the Subject Entity for one Common Unit of the Company.

ARTICLE VI

PURSUANT TO PLAN OF CONVERSION

        The Company is being formed pursuant to a plan of conversion adopted in connection with the Conversion. The Subject Entity was organized as a Texas limited partnership on January 8, 2001 under the Texas Revised Limited Partnership Act. The address of the Subject Entity prior to the Conversion was 500 Huntsman Way, Salt Lake City, Utah 84108.

* * * * *

        IN WITNESS WHEREOF, the organizer has executed this Certificate of Formation as of the first date written above.

ORGANIZER:
/s/ Troy M. Keller Troy M. Keller

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  Exhibit 3.17
CERTIFICATE OF FORMATION OF HUNTSMAN ETHYLENEAMINES LLC
ARTICLE I NAME AND TYPE
ARTICLE II REGISTERED AGENT AND REGISTERED OFFICE
ARTICLE III BOARD OF MANAGERS
ARTICLE IV PURPOSE
ARTICLE V CAPITALIZATION
ARTICLE VI PURSUANT TO PLAN OF CONVERSION